Exhibit 5.2

March 15, 2005

AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri  64105

Re:                               Registration Statement on Form S-4;

American Multi-Cinema of Florida, Inc.

Ladies and Gentlemen:

In connection with the registration of $250,000,000 aggregate principal amount of 8.625% Senior Notes due 2012 (the “Fixed Rate Exchange Notes”) and $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes, the “Exchange Notes”) by AMC Entertainment Inc., a Delaware corporation (the “Company”), and the guarantees of the Exchange Notes by American Multi-Cinema of Florida, Inc., a Florida corporation (“AMC Florida”), and certain other subsidiaries of the Company (the “Subsidiaries”), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on January 28, 2005 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In rendering this opinion, we have examined and are relying upon copies of the following instruments and documents:

1.             Indenture, dated as of August 18, 2004, between Marquee Inc., a Delaware corporation (the “Issuer”), and HSBC Bank USA, National Association, as trustee (the “Trustee”), relating to the Fixed Rate Exchange Notes;

2.             Indenture, dated as of August 18, 2004, between the Issuer and the Trustee, relating to the Floating Rate Exchange Notes;

3.             First Supplemental Indenture and Guarantee, dated as of December 23, 2004, among AMC Florida, the Subsidiaries, the Company, as successor by merger to the Issuer, and the Trustee (the “Fixed Rate Note Guarantee”);

4.             First Supplemental Indenture and Guarantee, dated as of December 23, 2004, among AMC Florida, the Subsidiaries, the Company, as successor by merger to the Issuer, and the Trustee (the “Floating Rate Note Guarantee,” and together with the Fixed Rate Note Guarantee, the “Guarantees”);

5.             the Articles of Incorporation of AMC Florida, as certified by the Florida Secretary of State on December 14, 2004;

6.             a Certificate of Status issued by the Florida Secretary of State on December 14, 2004, with respect to the status of AMC Florida in Florida;

7.             the Bylaws of AMC Florida, as certified by the Secretary of AMC Florida on December 23, 2004;

8.             resolutions of the board of directors of AMC Florida, as certified by the Secretary of AMC Florida on December 23, 2004;

9.             a Certificate of Officer of AMC Florida, dated December 23, 2004 (the “December Officer’s Certificate”); and

10.           a Certificate of Officer of AMC Florida, dated as of March   , 2005 (together with the December Officer’s Certificate, the “Officer’s Certificates”).

The documents listed in 1 through 4 above are referred to herein as the “Opinion Documents.” The opinions expressed below relate solely to the documents listed above and not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of those documents.

With respect to factual matters underlying the opinions expressed below, we have examined and are relying upon and have assumed the completeness and accuracy of certificates of public officials and the Officer’s Certificates and the representations and warranties of the parties made in the Opinion Documents. We have made no inquiry of AMC Florida or investigation of the books, records, files, or other business papers of AMC Florida, and we have made no independent investigation in any court, agency, governmental office, or elsewhere with respect to factual matters.

In rendering the following opinion, we have assumed, with your consent and without independent investigation, that: (a) each document submitted to us for review is authentic, accurate, and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (b) each certificate issued by a governmental official, office, or agency concerning an entity’s status, including but not limited to certificates of corporate status, is accurate, complete, and authentic.

This opinion is based, as to matters of law, solely on the laws of the State of Florida.  We express no opinion relating to: (a) the laws or regulations of any jurisdiction other than the State of Florida (including but not limited to the federal laws of the United States); (b) the legality, validity, or enforceability of the Opinion Documents; (c) the creation, perfection, priority, or constructive notice of any security interest or lien; (d) the existence of any liens, charges, or encumbrances; (e) rights in or title to any property; (f) any insolvency or fraudulent transfer laws; (g)  any securities or Blue Sky laws or regulations; (h) any tax laws or regulations; (i) any usury laws; or (j) compliance with any fiduciary duties.

This opinion is rendered as of the date hereof, and we express no opinion as to any event, fact, circumstance, or development subsequent to the date of this opinion.  We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion that may result from any change of law or fact that may arise after the date of this opinion.  Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

Based upon and subject to the foregoing, it is our opinion that AMC Florida has taken all necessary corporate actions to authorize the execution, delivery, and performance of the Guarantees.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

HOLLAND & KNIGHT LLP